Exhibit 15.1

January 10, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by MultiMetaVerse Holdings Limited under Item 16F of its Form 20-F dated January 10, 2023. We agree with the statements concerning our Firm in such Form 20-F; we are not in a position to agree or disagree with other statements of MultiMetaVerse Holdings Limited contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp